January 18, 1996




Mike Kelly, General Manager
Golden Valley Electric Assoc., Inc.
P.O. Box 71249
Fairbanks, Alaska 99707-1249

Dear Mike,

         GVEA has expressed an interest in procuring competitively price nonfirm energy for resale to FMUS and some of its own retail loads. This letter memorializes the arrangements we have made to obtain natural gas price reductions and reductions in Chugach's margins under the Agreement for the Sale and Purchase of Nonfirm Energy between Chugach Electric Association, Inc. and Golden Valley Electric Association, Inc. dated May 18, 1988 as amended (GVEA Nonfirm Energy Agreement) which make it possible for Chugach to supply competitively priced nonfirm energy to GVEA for resale to FMUS and otherwise to increase sales and purchases of nonfirm energy under the GVEA Nonfirm Energy Agreement.

         The GVEA Nonfirm Energy Agreement already contemplates sales by Chugach to GVEA for resale to FMUS. However, sales on that basis have not materialized as we had hoped they might. The problem was that much of the lower priced power available on the Chugach system was already being used to supply existing needs of GVEA. We agreed that the challenge was to see if natural gas price reductions coupled with a Chugach price reduction could produce competitively priced nonfirm energy in quantities sufficient to meet anticipated needs for FMUS as well as displace other additional GVEA self-generation which would not otherwise have been possible without price reductions arrangements memorialized in this letter.

         On this basis, Chugach approached Marathon Oil Company and asked about possible price concessions in order to be more competitive for sales for resale to FMUS and other new sales. This process has produced a 5-year arrangement with Marathon to significantly reduce its price for the additional fuel needed to generate to serve FMUS and for other new sales. Marathon's waiver of price provisions does not alter volumes of gas committed or enhance deliverability. A fundamental underpinning of the Marathon reduction is that it will not lower the price for volumes which it would otherwise have sold without the addition of FMUS and other new sales. That arrangement is memorialized in the letter to Marathon of January 18, 1996, which I have attached as Attachment A to this letter.

         GVEA has agreed that based on the special gas price arrangements Chugach has achieved and the partial waiver of margins by Chugach under the GVEA Nonfirm Energy Agreement as outlined below, GVEA will enter into agreement with FMUS to supply substantially all of its power needs net of any of FMUS's own resources.

         As is memorialized in Attachment A, Tier I volumes include all gas sales by Marathon to Chugach for fuel to generate energy for sales to GVEA for GVEAs own retail load which can be generated from Chugach generating units which are spinning when the system is dispatched to serve Chugach's load (i.e. from spinning reserves) and for repayment of banked power under the terms of the Bradley Lake Power Banking Agreement. Volumes of gas sold by Marathon at Tier I prices will be approximately the same as those sold annually before this special 5-year agreement was made. Tier II volumes are those sold as a result of starting units in excess of those which would not have been operated to serve Chugach's load and for Bradley Lake Power Banking repayment.

         Chugach and GVEA have agreed that Tier II purchases of nonfirm energy by GVEA are all those purchases in excess of Tier I volumes, i.e. all purchases other than from Chugach's spinning reserves as described in the attached Dispatch Protocol. Chugach and GVEA have agreed that all sales by Chugach for resale by GVEA to FMUS will occur using Tier II gas (priced lower than Tier I gas as outlined in Attachment A). Chugach will charge for gas used to start generating units but has agreed to pass through the lower Marathon gas price for Tier II sales. Chugach has also agreed that, provided the reduced priced gas is available, for five years, it will reduce its margins on those Tier U sales by
4.26 mills below what would otherwise be included in the price under the GVEA Nonfirm Energy Agreement. At this time the margin under this arrangement would be 6 mills. Those volumes will be determined according to the Dispatch Protocol (Attachment I to Attachment A).

         The Parties have agreed that Tier III consists of energy which GVEA is free to purchase from a supplier other than Chugach. In accordance with the GVEA Nonfirm Purchase Agreement and the Bradley Lake Power Banking Agreement, both previously approved by the APUC, except when it is not available, GVEA will continue to purchase all nonfirm energy from Chugach. However, the Parties agree that for the term of this letter agreement, GVEA shall not be obligated to purchase Tier II energy if the average heat rate for the scheduled unit exceeds 14,000 Btu/kWh.

         This letter agreement is effective upon receipt of Necessary Approvals, if any, as that term is defined in Section 30(n) of the GVEA Nonfirm Energy Agreement.

Sincerely,


/s/ Eugene N. Bjornstad
------------------------------------

Eugene N. Bjornstad
General Manager, Chugach Electric Association, Inc.


Golden Valley Electric Association concurs in the above.



/s/ Michael P. Kelly                         Dated:  January 22, 1996
-------------------------------------              -----------------------------
Michael P. Kelly
General Manager, Golden Valley Electric Association, Inc.

                    GOLDEN VALLEY ELECTRIC ASSOCIATION, INC.
                                       AND
                       CHUGACH ELECTRIC ASSOCIATION, INC.

                        NONFIRM ENERGY DISPATCH PROTOCOL


Tier I Fuel Usage

Tier I fuel usage will be determined by scheduling the Chugach firm load against Chugach's generation resources. Chugach's generation resources include Hydro resources for which Chugach has scheduling rights. Loading and selling energy using available spinning reserve, in the form of nonfirm energy sales to GVEA, will be accomplished by utilizing Marathon fuel at the Tier I price.

Tier II Fuel Usage

Chugach controlled generation and Marathon Tier II fuel will be used to meet the Combined GVEA/FMUS load, above Tier I, up to an average ceiling heat rate for [4,000 Btu/kWh. This average will be taken over the period a unit is Schedule to be in operation.

Tier III

Tier III is GVEA/FMUS load which, if served by Chugach with available generation. would have a average heat rate in excess of 14,000 Btu/kWh. GVEA as a representative of the pool will shop for resources with an average heat rate lower than 14,000 Btu/kWh. GVEA will acquire these resources for the pool and the resources will be utilized by the pool to meet the combined GVEA/FMUS load. In the event that GVEA is unable to acquire these resources for the pool and decides to purchase nonfirm energy from Chugach, Marathon fuel will be used at the Tier II price.